                                                                  Exhibit (c)(2)


                              SHAREHOLDER AGREEMENT

         This Shareholder Agreement, dated as of June 8, 1999 (this "Agreement"), is made and entered into among EM Laboratories, a New York corporation ("Parent"), EM Subsidiary, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Sub"), and each of the parties listed on the signature pages hereto (each a "Shareholder," and collectively, the "Shareholders").

         WHEREAS, each of the Shareholders is, as of the date hereof, the beneficial owner of the number of shares of common stock, par value $1.00 per share (the "Common Stock"), of VWR Scientific Products Corporation, a Pennsylvania corporation (the "Company"), set forth opposite his name on Annex I hereto;

         WHEREAS, concurrently herewith, Parent, Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for (i) the commencement by Sub of a tender offer (the "Offer") for all of the issued and outstanding shares of Common Stock of the Company and (ii) the subsequent merger of Sub with and into the Company (the "Merger");

         WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement and in order to induce Parent and Sub to enter into the Merger Agreement, Shareholders have agreed to enter into this Agreement; and

         WHEREAS, capitalized terms used but not defined in this Agreement have the meaning given to those terms in the Merger Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                TENDER OF SHARES

         Section 1.1. Tender. Each Shareholder hereby agrees validly to tender his Shares (or cause the record owner of such Shares validly to tender), and not to withdraw any Shares so tendered, promptly, and in any event not later than the fifth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that in the event that the Unaffiliated Directors (as defined in the Merger Agreement) (or any committee designated thereby) shall withdraw, or propose publicly to withdraw, the approval or recommendation by such Unaffiliated Directors or such committee of the Offer, the Merger or Merger Agreement (or any transaction contemplated thereby), each Shareholder shall have the right to withdraw any Shares so tendered. Sub hereby agrees to purchase all the Shareholder's Shares so tendered at the Purchase Price or any higher price that may be paid in the Offer; provided, however, that Sub's obligation to accept for payment and pay for the Common Stock (including the Shares) in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement.

         Section 1.2. Certain Warranties. Without limiting the generality or effect of any other term or condition of the Offer, the transfer by each of the Shareholders of his Shares to Sub in the Offer shall pass to and unconditionally vest in Sub good and valid title to the Shares, free and clear of all liens, claims, restrictions, security interests, pledges, limitations and Encumbrances (as defined herein) whatsoever.

         Section 1.3. Disclosure. Each Shareholder hereby authorizes Parent and Sub to publish and disclose in the Offer Documents and, if approval of the Company's shareholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), his identity and ownership of the Shares and the nature of his commitments, arrangements and understandings under this Agreement provided that each Shareholder is provided with a reasonable opportunity to review in advance any such disclosure contained in the Offer Documents or the Proxy Statement.

                                  ARTICLE II.

                                 GRANT OF PROXY

         Section 2.1. Proxy. Each Shareholder hereby irrevocably appoints Parent and Sub (and any nominee of either Parent or Sub) and each of them, with full power of substitution and re-substitution, (i) as proxies for such Shareholder to vote all of his Shares for and in the name, place, and stead of such Shareholder at any meeting of the holders of Common Stock or any adjournments or postponements thereof or pursuant to any consent in lieu of a meeting, or otherwise, with respect only to the approval of this Agreement, the Merger Agreement, the Offer, the transactions contemplated by the Merger Agreement, any matters related to or in connection with the Merger and any corporate action, the consummation of which would violate, frustrate the purposes of, prevent or delay the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, any proposal to amend the Articles of Incorporation or By-laws of the Company or approve any merger, consolidation, sale or purchase of any assets, issuance of Common Stock or any other equity security of the Company (or a security convertible into an equity security of the Company), reorganization, recapitalization, liquidation, winding up of or by the Company or any similar transaction) and (ii) as his true and lawful attorneys-in-fact to execute one or more consents or other instruments from time to time in order to take such actions informally without notice of a meeting of the shareholders of the Company; provided, however, that in the event that the Unaffiliated Directors (as defined in the Merger Agreement) (or any committee designated thereby) shall withdraw, or propose publicly to withdraw, the approval or recommendation by such Unaffiliated Directors or such committee of the Offer, the Merger or Merger Agreement (or any transaction contemplated thereby), such appointment of Parent and Sub as proxies shall become immediately revocable. Each Shareholder agrees that the foregoing proxy and power-of-attorney granted to Parent and Sub (and their respective nominees) in this subsection shall be irrevocable during the term of this Agreement and shall be deemed to be coupled with an interest. Each Shareholder represents that any proxies heretofore given in respect of his Shares are not irrevocable, and that such proxies are hereby revoked.

                                  ARTICLE III.

                                     OPTION

         Section 3.1. Grant of Option. Each Shareholder hereby grants to Parent or Sub, as Parent may designate (each, an "Optionee"), an irrevocable option (the "Option") to purchase the number of shares of Common Stock opposite such Shareholder's name on Annex I hereto and any additional shares of Common Stock acquired by such Shareholder in any capacity (whether by exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities or by means of a purchase, distribution, dividend or otherwise) (collectively, the "Shares") at a purchase price of $37.00 per share or such higher price as may be paid by Parent or Sub pursuant to the Offer (the "Purchase Price").

         Section 3.2. Exercise of Option.

         (a) Parent or Sub may exercise, but shall not be required to exercise, the Option from time to time, in whole or in part, on or after the date of the consummation of the Offer but prior to the Effective Date if the Offer is consummated but (whether due to improper tender or withdrawal of tender) Sub has not accepted for payment and paid for all of a Shareholder's Shares.

         (b) Parent and Sub's obligation to purchase Shares upon exercise of the Option shall be subject to the conditions that:

         (i) no preliminary or permanent injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Option pursuant to this Agreement shall be in effect (and no action or proceeding shall have been commenced or threatened for the purpose of obtaining such an injunction or order);

         (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or similar foreign law required for the purchase of the Shares upon such exercise shall have expired; and

         (iii) there shall have been no material breach of the representations, warranties or covenants of any Shareholder contained in this Agreement; provided, that any failure by Parent or Sub to purchase Shares upon exercise of the Option at any Closing (as defined below) as a result of the nonsatisfaction of any of such conditions shall not affect or prejudice Parent or Sub's right to purchase such Shares upon the subsequent satisfaction of such conditions.

         (c) In the event that Parent or Sub, as the case may be, wishes to exercise the Option, Parent or Sub, as the case may be, shall send a written notice to the Shareholders specifying the total number of such Shareholder's Shares it wishes to purchase and the place and date for the closing of such purchase (each, a "Closing") at least three business days prior to such Closing; and

         (d) At any Closing, (i) each Shareholder shall deliver to Parent or Sub (in accordance with Parent or Sub's instructions) a certificate or certificates (the "Certificates") representing all of such Shareholder's Shares being purchased by Sub at the Closing, duly endorsed or accompanied by stock powers duly executed in blank and (ii) Sub shall deliver to such Shareholder a certified or bank cashier's check or checks payable to or upon the order of such Shareholder in an amount equal to (A) the number of such Shareholder's Shares being purchased at the Closing multiplied by (B) the Purchase Price.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

         Each Shareholder severally, and not jointly, represents and warrants to Parent and Sub as follows:

         Section 4.1. Title to Shares. Such Shareholder is the sole beneficial owner of the Shares (as may be adjusted from time to time pursuant to Section
7.1 hereof) set forth opposite his name on Annex I to this Agreement, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by applicable securities laws or pursuant to this Agreement and the Merger Agreement, and except that as of the date hereof 40,000 Shares owned by N. Stewart Rogers are pledged as security for a loan.

         Section 4.2. Total Shares. On the date hereof, the Shares opposite such Shareholder's name on Annex I hereto constitute all of the Shares owned by such Shareholder. Such Shareholder has the exclusive right to vote or dispose of (or exercise the voting or disposition of) such Shares and Shareholder owns no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company other than as set forth on Annex I hereto.

         Section 4.3. Due Authorization. Each Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of such Shareholder and, assuming its due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws effecting creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 4.4. No Conflicts; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of such Shareholder's obligations under this Agreement will not (i) conflict with or violate any law applicable to such Shareholder or by which such Shareholder or any of such Shareholder's properties is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Shareholder, including, without limitation, his Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Shareholder of such Shareholder's obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of such Shareholder's obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or similar foreign laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of such Shareholder's obligations under this Agreement. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Shareholder of the transactions contemplated hereby.

         Section 4.5. No Finder's Fees. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder. Such Shareholder hereby acknowledges that he is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.


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
                                   ARTICLE V.

                        REPRESENTATIONS AND WARRANTIES OF
                                SUB AND PURCHASER

         Parent and Sub hereby, jointly and severally, represent and warrant to each Shareholder as follows:

         Section 5.1. Due Organization, Authorization, etc. Sub and Parent are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Sub and Parent have been duly authorized by all necessary corporate action on the part of Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Sub and Parent and, assuming its due authorization, execution and delivery by each Shareholder, constitutes a legal, valid and binding obligation of each of Sub and Parent, enforceable against Sub and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 5.2. Funds. Parent has sufficient funds available to it to pay for the Shareholder Shares in accordance with this Agreement and the Merger Agreement.

         Section 5.3. No Conflicts.

                  (a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations under this Agreement will not (i) conflict with or violate any law applicable to Parent or Sub or by which Parent or Sub any of their properties is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Parent or Sub, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their assets is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Parent or Sub of their obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or similar foreign laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent or Sub of their obligations under this Agreement.

         Section 5.4. Purchase Without View to Distribute. Any Shareholder Shares acquired by Sub hereunder are not being acquired with a view to distribution within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations thereunder, and Sub will not distribute such Shareholder Shares in violation of the 1933 Act.


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
                                  ARTICLE VI.

                          COVENANTS OF THE SHAREHOLDERS

         Section 6.1. No Inconsistent Arrangements. Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, he shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of his Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to his Shares, (iv) deposit his Shares into a voting trust or enter into a voting agreement or arrangement with respect to his Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

         Section 6.2. Each Shareholder covenants and agrees that, during the term of this Agreement, he shall not, directly or indirectly through any officer, director, agent or other representative, solicit, initiate or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal from any person (other than Parent, Sub and any of their Affiliates (as defined below)) relating to (i) any acquisition of all or any shares of Common Stock of the Company or (ii) any transaction that constitutes a Takeover Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person to do or seek to do any of the foregoing. Such Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations of such Shareholder and his agents or other representatives with any person conducted heretofore with respect to any of the foregoing. Such Shareholder shall notify Parent and Sub promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent and Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Notwithstanding any provision of this
Section 6.2 to the contrary, if such Shareholder or any agent or representative of such Shareholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may take actions in such capacity to the extent permitted by Section 6.2 of the Merger Agreement. As used in this Agreement, with respect to any person, "Affiliate" shall mean any entity directly or indirectly controlling, controlled by, or under common control with, such person.

         Section 6.3. Waiver of Appraisal Rights. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

                                  ARTICLE VII.

                                  MISCELLANEOUS

         Section 7.1. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares or the acquisition of additional shares of capital stock or other securities or rights of the Company by any Shareholder, the number of such Shareholder's Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by any such Shareholder in respect of such Shareholder Shares.

         Section 7.2. Termination. This Agreement shall terminate and be of no further force and effect automatically and without any required action of the parties hereto upon the earlier to occur of (A) the

Effective Time and (B) the calendar day immediately after the termination of the Merger Agreement in accordance with its terms; provided, however, that Articles III, IV, V, VI and VII of this Agreement shall survive the termination of this Agreement until the earlier to occur of the Closing of the exercise of the Option and the expiration of the Option. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         Section 7.3. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be for the account of the party incurring such costs and expenses.

         Section 7.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to:

                           EM Industries, Incorporated
                           7 Skyline Drive
                           Hawthorne, New York 10532
                           Attention:   Stephen J. Kunst
                           Facsimile:   (914) 592-8775

                           with copies to:

                           Rogers & Wells LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention:  Klaus H. Jander, Esq.
                           Facsimile:  (212) 878-3025

                  (b) If to Shareholders, to the address set forth in Annex I hereto:

         Section 7.5. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

         Section 7.6. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

         Section 7.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such purported assignment shall be null and void; provided, however, that either of Parent or Sub may, without the prior written consent of any Shareholder, assign its rights and obligations to any of its direct or indirect wholly owned subsidiaries. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 7.8. Amendment. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto; provided that Annex I hereto may be supplemented by Parent by adding the name and other relevant information concerning any shareholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

         Section 7.9. Further Assurances. Each Shareholder shall, upon request of Parent or Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Sub to be reasonably necessary or desirable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         Section 7.10. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his or its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of his or its right to exercise any such or other right, power or remedy or to demand such compliance.

         Section 7.11. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(i) shall waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

         Section 7.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

         Section 7.13. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 7.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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
         IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be executed by its officer thereunto duly authorized and each Shareholder has caused this Agreement to be executed, or duly executed by an authorized signatory, as of the date first written above.

                                 EM LABORATORIES, INCORPORATED


                                 By:               /s/ Stephen J. Kunst
                                        ---------------------------------------
                                 Name:      Stephen J. Kunst
                                 Title:     Vice-President and Secretary


                                 EM SUBSIDIARY, INC.


                                 By:               /s/ Dieter Janssen
                                        ---------------------------------------
                                 Name:      Dieter Janssen
                                 Title:     President




                                 By:               /s/ Jerrold B. Harris
                                        ---------------------------------------
                                          Jerrold B. Harris



                                 By:               /s/ N. Stewart Rogers
                                        ---------------------------------------
                                          N. Stewart Rogers

                                    ANNEX I



   Shareholder           Shares     Options                 Address
                                                 706 Haldane Drive
                                                 Kennett Square, PA 19348, with a copy to
Jerrold B. Harris                                Dinker Biddle & Reath LLP, 1000-Westlakes
                                                 Drive, Berwyn, PA 19312, Attn: Thomas E. Wood,
                                                 Esq.
                                                 4 Lindley Road
                                                 Mercer Island, WA 98040, with a copy to
N. Stewart Rogers                                Richard B. Dodd, Esq., Preston Gates & Ellis
                                                 LLP, 5000 Columbia Seafirst Center, 701 Fifth
                                                 Avenue, Seattle, WA 98104-7078.